Exhibit 10.1

July 9, 2012

Phil Mazzini

51 Prospect Road

Atlantic Highlands, NJ  07716

Dear Phil:

I am pleased to confirm our offer of employment to join TMX Finance LLC, and its wholly-owned subsidiaries (the “Company”).

Your responsibilities have been outlined during your discussions with us.  In making this offer, we express not only our recognition of your credentials and accomplishments but also our enthusiasm of you joining the Company. The following information explains the provisions of our offer of employment:

EMPLOYMENT TERMS

Position:                                              President

Status:                                                        Exempt

Manager:                                        Chief Executive Officer

Start Date:                                 Employment to begin no later than July 11, 2012

Base Salary:                        Your initial starting salary for this position will be $23,076.92 per pay period ($600,000.00 if calculated on an annualized basis), to be paid in accordance with the Company’s regular payroll practices.  The Company currently pays on a bi-weekly basis.  Your base salary will increase at an annualized rate of $25,000.00 per year on each anniversary of your start date, up to and including the fifth anniversary of your start date, provided that you remain employed by the Company on each such date.  Following your fifth year of employment, if applicable, you and the Company will meet and review your base salary.

Monthly Bonus:      Beginning January 1, 2013, you will be eligible to receive a monthly bonus if, as determined by the CEO in his sole and absolute discretion, your performance meets the standards established by the CEO for your position (the “Bonus”).  The Bonus, if any, will be calculated as a fixed percentage of the Company’s EBITDA for the immediately prior calendar month, as determined in the Company’s sole and absolute discretion.  For purposes of calculating the Bonus, the fixed percentage will equal 0.25% for up to the first five (5) years of your employment, if applicable.  Following your fifth year of employment, if applicable, you and the Company will meet and review your bonus percentage.  “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation, and amortization as determined by the Company in its sole and absolute discretion.  You will not receive any Bonus if, for any reason, you are not employed on the last day of the calendar month for which the Bonus is to be paid.  The Bonus, if any, will be subject to all applicable withholdings, and paid on the second Company payroll date of the month following the month for which the Bonus is to be paid.

Long-Term Bonus:  You will be eligible to receive a long-term bonus if, as determined by the CEO in his sole and absolute discretion, your performance meets the standards established by the CEO for your position (the “Long-Term Bonus”).  The Long-Term Bonus, if any, will be calculated as a fixed percentage of the Company’s EBITDA for the then current calendar year, as determined in the Company’s sole and absolute discretion.  For purposes of calculating the Long-Term Bonus, the fixed percentage will equal 0.45% for each calendar year beginning January 1, 2013 through December 31, 2017.  You must be employed on the last business day of each applicable year to be eligible to receive credit for the Long-Term Bonus for such calendar year, and you must be employed on the last business day of the years specified below in order to receive payment of the applicable portion of the Long-Term Bonus as set forth below. The total Long-Term Bonus calculated for the period of January 1, 2013 through December 31, 2017 shall be paid as follows:

(a)         50% of the Long-Term Bonus shall be paid on December 31, 2017 provided you are employed on the last business day of 2017;

(b)         25% of the Long-Term Bonus shall be paid on December 31, 2018 provided you are employed on the last business day of 2018; and

(c)          25% of the Long-Term Bonus shall be paid on December 31, 2019 provided you are employed on the last business day of 2019.

The Long-Term Bonus, if any, will be subject to all applicable withholdings.

Separation Pay:

(1) If your employment is terminated by the Company Without Cause before December 31, 2013, the Company will pay you, following your separation from service, a separation payment equal to twelve  (12) months of your base salary, divided and paid in bi-weekly installments over twelve (12) months in accordance with the Company’s current payroll schedule, beginning with the first Company payroll date that is at least sixty (60) days following the date of your termination, provided that you have complied with the Conditions (defined below); or

(2) If your employment is terminated by the Company Without Cause, on or after December 31, 2013, the Company will pay you, following your separation from service, a separation payment that is equal to any Long-Term Bonus calculated for any years of service where (a) you were employed as of last business day of such year and (b) you were entitled to a Long-Term Bonus calculation for such year in accordance with the above Long-Term Bonus section (“Eligible Long-Term Bonus”).   If your employment is voluntarily terminated by you for any reason on or after December 31, 2014, the Company will pay you, following your separation from service, a separation payment that is equal to 25% of any Eligible Long-Term Bonus.  In such instance, you would forfeit the remaining 75% of the Eligible Long-Term Bonus. The separation payment shall be divided and paid in separate monthly installments over a period of twenty four (24) months on the first business day of each month, beginning with the first such date that is at least sixty (60) days after the date of your termination, provided you have complied with the Conditions (defined below).

The Company’s obligation to provide any of the separation payments described above in this letter shall be conditioned upon: (i) your execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company, and which has become irrevocable and includes, but is not limited to, your release of the Company from any and all liability and claims of any kind; and (ii) your compliance with all of your post-termination obligations to the Company, including, but not limited to, the obligations set forth in the Employment Covenants Agreement executed by you upon commencement of your employment with the Company ((i) and (ii) collectively, the “Conditions”). If you do not execute an effective Separation & Release Agreement, and such agreement has not become irrevocable as of the date any of your separation payments would be required to be made as set forth above, the Company shall not be obligated to provide any such payments to you pursuant to this letter, and such payments shall be considered forfeited. If you do not comply with your Separation & Release Agreement, the Company’s obligation to provide any payments or benefits to you pursuant to this letter or otherwise.  The Company’s obligation to provide you with any of the separation payments set forth above shall terminate immediately upon any breach by you of any post-termination obligations to which you are subject.

As an at-will employee, your employment may be terminated at any time and for any reason, including any one of the following events:  (1) mutual agreement between you and the Company; (2) your death; (3) you are unable to perform the essential functions of your job even with reasonable accommodation, as determined in the Company’s sole and absolute discretion; (4) For Cause, which means a termination of your employment by the Company because of any one of the following: (i) your failure or refusal to follow the lawful direction of the CEO; (ii) your breach of your fiduciary duty to the Company; (iii) your failure or refusal to perform your duties to the Company; (iii) any act or omission by You which injures, or is likely to injure, the Company or the business reputation of the Company; (iv) your dishonesty, fraud, negligence, or misconduct; (v) your failure to abide by the policies, procedures, and rules of the Company; (vi) your failure to abide by laws applicable to you in your capacity as an employee, executive, or officer of the Company; (vii) your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to (1) a felony, or (2) a crime involving moral turpitude; or (viii) your breach of any agreement with the Company, including, but not limited to, a breach of the Employment Covenants Agreement executed by you upon commencement of your employment; (5) your resignation; and (6) termination by the Company Without Cause, which means any termination of employment by the Company which is not defined in subclauses (1) through (5) above.

Section 409A:  This letter is intended to be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).  Nevertheless, the tax treatment of the benefits provided pursuant to this letter is not warranted or guaranteed.  Neither the Company nor its managers, officers, employees or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you as a result of the application of Section 409A of the Code. Any right to a series of installment payments pursuant to this letter shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

All reimbursements and in-kind benefits provided under this letter that are includible in your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Additionally, notwithstanding anything in this letter to the contrary, any separation payments set forth in this letter (to the extent that they constitute “deferred compensation” under Section 409A of the Code and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of the termination of your employment, will not be payable or distributable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

In the event that you are a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this letter constitutes deferred compensation under Code Section 409A and would otherwise be payable upon your “separation from service” (as described in Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after your “separation from service” (or, if earlier, the date of your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

Paid Time Off:  Pursuant to current Company policy, you will begin to accrue 4.62 hours of Paid Time Off (PTO) per pay period upon commencement of employment for a total of 15 days per year.

Health Insurance:  You will be eligible to participate in the Company group benefits plan in accordance with the terms and conditions of such plan. Your benefit coverage will be effective on the first day of the month following three (3) months of continuous employment.  You will receive additional enrollment information prior to your start date.

401k Plan:  All employees are currently eligible to participate in the 401k plan during the first open enrollment held six months after your start date.  Open enrollments are held four times per year.  If you are a participant in the plan, after one (1) full year of service, the Company will match 50% up to 6% of your earnings.   You must be an active employee on December 31st of the plan year for which the match is calculated.

Initial Three (3) Years of Employment:  You will commute from Atlantic Highlands, New Jersey to the corporate headquarters in Savannah, Georgia for the initial three (3) years of your employment.  During such 3-year time period, you will spend a substantial portion of your time either at the corporate headquarters or the field stores. Company will pay for your reasonable commuting expenses during this 3-year timeframe, to the extent the Company is able to lawfully deduct such expenses on its federal income tax return.  After the initial 3-year period of employment, you will relocate to the Savannah, Georgia area.

Non-Competition: On your first day of employment, and as a condition of your employment with the Company, you will be required to sign the attached Employment Covenants Agreement.  Any payments due hereunder would be contingent upon your remaining in compliance with the Employment Covenants Agreement.

I-9 Form: On your first day of employment and as a condition of employment with the Company, you will be required to satisfactorily complete an I-9 form and provide documentation that you are authorized to work in the United States.

Set Off:  If you have any outstanding obligations to the Company upon termination of your employment for any reason, this letter confirms that you authorize the Company to deduct any amounts owed to the Company from your paychecks, bonuses, final paycheck, and/or any amounts that would otherwise be due to you, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A.  Nothing in this paragraph will limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.

The Company’s policies and plan documents govern benefits provided to employees and should be consulted for the details of the plan. The benefits described in this letter are provided for informational purposes only.  At the Company’s discretion, policies and benefits may be changed at any time, and this letter does not establish any vested rights in benefits. This letter does not create a contract of employment or a contract for benefits.

Your employment relationship with the Company is at the will of either party, meaning that your employment with the Company will continue until the employment relationship is terminated by the Company or you. You may terminate your employment at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time with or without cause or advance notice.  This at-will employment relationship between the Company and you cannot be changed except in writing signed by the Company’s Chief Executive Officer.  Nothing contained in this offer of employment shall be construed as guaranteeing employment for a specific period of time or for future employment.  Your employment is subject to all policies and procedures of the Company.

As with all employment offers, this offer is contingent upon your completion of the Company’s complete application process, including, but not limited to satisfactory completion of a background check.

It is the Company’s policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company’s policy not to interfere with their parties contractual or business relations.  Therefore, I also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.  Please notify the undersigned immediately if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company.  Finally, I write to confirm that, during your employment with the Company, you will not use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employee or third party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party.

The laws of the State of Georgia shall govern this letter.  If Georgia’s conflict of law rules would apply another state’s laws, you and the Company agree that Georgia law shall still govern. You agree that any and all claims arising out of or relating to this letter shall be brought in a state or federal court of competent jurisdiction in Georgia.  You consent to the personal jurisdiction of the state and/or federal courts located in Georgia.  You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

This document supersedes all prior verbal and written compensation discussions and agreements.  This document may not be amended or modified except in writing signed by both you and the Company’s CEO.

Formalities aside, I am very pleased to offer you this position, and I look forward to you becoming part of our Team.  Please don’t hesitate to give me a call if you have any questions on any of the above.

Sincerely,	Acknowledged and agreed:

/s/ Phil Mazzini
Phil Mazzini
/s/ Tracy Young
Tracy Young
Chief Executive Officer	Date: July 11, 2012